EXHIBIT 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 09-09

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

Investor Relations: Mark Collinson, Partner, CCG Investor Relations

Phone: (310) 954-1343

OMNI Announces Initial Contract to Supply IMPACT Cleaning Technology

CARENCRO, La. — September 8, 2009 — OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced it has signed a two-year contract to deploy three IMPACT automated cleaning units on an offshore production platform in the Gulf of Mexico. OMNI expects the retrofit and installation to be completed within the next two months.

IMPACT’S patent pending, proprietary technology is designed to significantly improve safety and efficiency of offshore tank and vessel cleaning. Its unique process uses the vessel’s operating pressure and existing internal fluid to mechanically remove solid waste without the need to shut in production. Its retrofit application dramatically reduces confined space entry exposure. In addition, its environmentally sensitive design reintroduces polished fluid back into the production stream, thereby eliminating or significantly reducing fluid waste. IMPACT is able to extract solids from low-pressure applications, including separators, skimmers and heater-treaters.

“IMPACT represents a major process improvement for our customers,” said OMNI President and Chief Executive Officer Brian Recatto. “By reducing confined space entry exposure, maintenance downtime, and fluid waste, we expect IMPACT to transform conventional tank and vessel cleaning from a high risk, economically costly and environmentally damaging operation, to a safer, more cost efficient, environmentally sensitive process. We are eager to validate the technology to what we believe is an outstanding opportunity for long-term growth.”

For additional information, visit omnienergy.com/IMPACT.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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